JEFFREY A. RINDE
jrinde@hodgsonruss.com
ALSO ADMITTED IN GEORGIA
AND CONNECTICUT

HodgsonRuss LLP
ATTORNEYS

March 8, 2007

Notice of Default

VIA FEDERAL EXPRESS (Overnight)

Bruce A. Hall, Chief Executive Officer
RG America, Inc.
1507 Capital Avenue, #101
Plano, Texas 75074

Re: Phillip A. Cole: $50,000; Feather & Gay Family Living Trust: $400,000; Jan Fredrikson: $50,000; Richard Higgins: $100,000; Richard J. Klamka: $100,000; John Robinson & Kyoko Robinson: $500,000; A. Tafazoli & Akiko Taguchi: $250,000; James W. Poitras Revocable Trust: $150,000

Dear Mr. Hall:

The undersigned firm represents Richard J. Klamka, A. Tafazoli and Akiko Taguchi, Jan Fredriksson, John Robinson and Kyoko Robinson, Phillip A. Cole, and the Feather & Gay Family Living Trust with respect to the Promissory Notes held by such persons (each, a "Holder") in the aggregate principal amount of $1,600,000, issued by RG America, Inc., a Nevada corporation (the "**Company**") on various dates in May, 2006. The Promissory Notes were originally due and fully payable on the earlier to occur of August 30, 2006 (the "Repayment Date"), the closing of a funding of subordinated debt facility of up to $25,000,000, the sale of at least $3,000,000 of equity linked securities, or after the occurrence of an event of default under the Promissory Notes.

As you are aware, the Repayment Date was subsequently modified by the Modification and Extension Agreement dated August 30, 2006, and by the Second Modification and Extension Agreement on October 31, 2006, to change such date to January 31, 2007.

To date, the Holders have not received repayment on any portion of the Promissory Notes. Accordingly, you are hereby notified that all Promissory Notes are and remain in default and are now due and payable. Demand is hereby made to remit payment in accordance with each of the Promissory Notes.

On behalf of the Holders, we hereby reserve all rights to utilize any remedy under the Promissory Notes, at law or in equity, available to the Holders If action is instituted to collect the Promissory Notes, the Company shall be obligated to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs.

If you should have any questions or would like to arrange for the making of payment, please feel free to contact the undersigned at any time.

Very truly yours,

Jeffrey A. Rinde

Jeffrey Rinde, Esq.